Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS YEAR END AND FOURTH QUARTER 2022 RESULTS;
PROVIDES 2023 EARNINGS GUIDANCE

Highlights include:

•Record annual net sales of $6.2 billion, up 17% from 2021
•Operating income of $1.0 billion, up 23% from 2021 with a 90 bps improvement in operating margin
•Record 2022 diluted EPS of $18.70, an increase of 17% over 2021 or an increase of 21% to $18.43 without tax benefits in both periods
•2023 diluted EPS guidance range of $16.03 - $17.03, including an estimated $0.03 tax benefit
______________________

COVINGTON, LA. (February 16, 2023) – Pool Corporation (Nasdaq/GSM:POOL) today announced full year and fourth quarter 2022 results.

“I am proud to present another year of record results with annual sales growth of 17% to $6.2 billion, nearly double our 2019 sales. The relentless focus of our highly talented team on capacity creation and their dedication to serving our customers drove our operating income for the full year up 23% to a record $1.0 billion on top of 79% growth in 2021. We leveraged our strong capital position and operating capabilities to invest in inventory ahead of challenging supply chain and inflationary conditions to serve our customers and bring new products to the market in a dynamic environment. Our results speak to the strength of our team who work collaboratively with our customers and suppliers to make POOLCORP such an incredible business. We celebrate our successes over the past year and remain well-positioned to execute our long-term growth strategy and grow our industry-leading position,” commented Peter D. Arvan, president and CEO.

Year ended December 31, 2022 compared to the year ended December 31, 2021

Net sales increased 17% to a record $6.2 billion for the year ended December 31, 2022 compared to $5.3 billion in 2021. Base business sales increased 12%. Net sales benefited approximately 10% from inflationary product cost increases and were aided by solid consumer demand for outdoor living products throughout the year. Net sales were also unfavorably impacted 1% from currency exchange rate fluctuations, 1% from softness in our European markets and generally less favorable weather conditions on a year-over-year comparison.

Gross profit reached a record $1.9 billion for the year ended December 31, 2022, a 20% increase over gross profit of $1.6 billion in 2021. Gross margin improved 80 basis points to 31.3% in 2022 compared to 30.5% in 2021, reflecting benefits from acquisitions, increased pricing and supply chain management initiatives to address inflation. These increases were partially offset by $13.0 million recorded within Cost of sales in the fourth quarter of 2022 related to increased duties and tariffs for certain imported chemicals. Given supply chain improvements through the latter half of 2022, we do not expect to import a significant portion of this product in 2023.

Selling and administrative expenses (operating expenses) increased 16%, or $123.3 million, to $907.6 million in 2022, including a 1% benefit from currency exchange rate fluctuations. As a percentage of net sales, operating expenses declined 10 basis points to 14.7% in 2022 compared to 14.8% in 2021. Our operating expenses have generally increased in line with sales growth to support our business, including recent acquisitions.

Operating income for the year increased 23% to $1.0 billion, up from $832.8 million in 2021. Operating margin increased 90 basis points to 16.6% in 2022 compared to 15.7% in 2021.

Interest and other non-operating expenses, net for the year increased $32.3 million compared to 2021, primarily reflecting higher average debt levels and higher average interest rates.

We recorded a $10.8 million, or $0.27 per diluted share, tax benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2022 compared to a tax benefit of $30.0 million, or $0.74 per diluted share, realized in 2021.

Net income increased 15% to a record $748.5 million in 2022 compared to $650.6 million in 2021. Earnings per share increased 17% to a record $18.70 per diluted share compared to $15.97 per diluted share in 2021. Without the impact from ASU 2016-09 in both periods, earnings per diluted share increased 21% to $18.43 per diluted share compared to $15.23 per diluted share in 2021.

Adjusted EBITDA increased 23% to $1.1 billion in 2022 compared to $874.8 million in 2021 and was 17.5% of net sales in 2022 compared to 16.5% of net sales in 2021.

Balance Sheet and Liquidity

On the balance sheet at December 31, 2022, total net receivables, including pledged receivables, decreased 7% compared to 2021. Inventory levels increased 19% to $1.6 billion, compared to $1.3 billion at December 31, 2021, reflecting increased purchasing to stock new locations and ensure product availability across our sales center network and impacts from inflation. Total debt outstanding increased $203.5 million to $1.4 billion as we have utilized debt proceeds over the past year to supplement cash provided by operating activities and fund a portion of $471.2 million in share repurchases, $150.6 million in dividends paid to our shareholders and $342.4 million of investments in working capital.

Net cash provided by operations was $484.9 million in 2022 compared to $313.5 million in 2021, an increase of $171.4 million, primarily driven by an increase in net income and changes in working capital. Our operating cash flows were also impacted by federal tax payments of $79.5 million in 2022, which were allowed to be deferred and included in accrued expenses and other liabilities at December 31, 2021.

Fourth quarter ended December 31, 2022 compared to the fourth quarter ended December 31, 2021

Net sales increased 6% to $1.1 billion in the fourth quarter of 2022 compared to $1.0 billion in the fourth quarter of 2021. Base business net sales increased 1%. Net sales benefited approximately 8% from inflationary product cost increases versus 10% last year. Weather conditions, particularly in the month of December when an Arctic blast moved across the U.S., were much less favorable compared to the fourth quarter of 2021. Weather conditions were especially impactful in Canada and the Northeast where sales were down in the mid-teens. Net sales were also unfavorably impacted 1% from currency exchange rate fluctuations and 1% from softness in our European markets.

Gross margin decreased 230 basis points to 28.8% in the fourth quarter of 2022 compared to the fourth quarter of 2021 when gross margin increased 260 basis points to 31.1% (over the same period in 2020). The decline in our gross margin reflects lower inflationary benefits from vendor price increases compared to last year, lower incentives earned under our volume-based vendor programs and an impact of 120 basis points from the $13.0 million increase in duties and tariffs discussed above.

Operating expenses increased 7% to $208.4 million in the fourth quarter of 2022 compared to $194.5 million in the fourth quarter of 2021, including a 1% benefit from currency exchange rate fluctuations. As a percentage of net sales, operating expenses were 19.0% in the fourth quarter of 2022 compared to 18.8% in the same period of 2021.

Operating income in the fourth quarter of 2022 decreased 16% to $107.3 million compared to $127.9 million in the same period of 2021 as gross margin declined, which is typical in our fourth quarter, and we lapped higher inflationary benefits from the fourth quarter of 2021. Operating margin decreased 250 basis points in the fourth quarter.

Interest and other non-operating expenses, net for the fourth quarter of 2022 increased $13.7 million compared to the fourth quarter of 2021, primarily reflecting higher average debt levels and higher average interest rates.

We recorded a $1.2 million, or $0.03 per diluted share, tax benefit from ASU 2016-09 in the fourth quarter of 2022 compared to a tax benefit of $14.2 million, or $0.35 per diluted share, realized in the fourth quarter of 2021. Net income decreased 33% in the fourth quarter of 2022 to $71.9 million compared to $107.6 million in 2021. Earnings per diluted share decreased 31% to $1.82 in the fourth quarter of 2022 compared to $2.65 for the same period in 2021. Without the impact from ASU 2016-09 in both periods, earnings per diluted share decreased 22% to $1.79 compared to $2.30 in 2021.

2023 Outlook

“Thinking about the year ahead, we believe that increasing demand for non-discretionary maintenance products, expansion of the installed base of pools and continued renovation activity, combined with our extensive sales center network, will enable us to deliver solid results even if new pool construction levels are challenged against the higher comparison we saw over the last two years. Consumer preferences for smart pool products and our expanded ability to efficiently serve the DIY market will be a focus as we expect inflation to moderate in 2023. We are well-positioned and confident in our ability to continue our long-term trends of consistent growth and exceptional shareholder return despite the current uncertainty presented by short-term market concerns. We expect earnings for 2023 will be in the range of $16.03 to $17.03 per diluted share, including an estimated $0.03 favorable impact from ASU 2016-09,” added Arvan.

(Unaudited)		2023 Guidance Range
	2022	Floor	% Change	Ceiling	% Change
Diluted EPS	$18.70	$16.03	(14)%	$17.03	(9)%
Less: ASU 2016-09 tax benefit	0.27	0.03		0.03
Adjusted Diluted EPS	$18.43	$16.00	(13)%	$17.00	(8)%

We estimate that we have approximately $1.1 million in unrealized excess tax benefits related to stock options that will expire and restricted stock awards that will vest in the first quarter of 2023, adding $0.03 in diluted earnings per share in that period. We have included the estimated first quarter benefit in our annual earnings guidance; however, additional tax benefits could be recognized related to stock option exercises in 2023 from grants that expire in years after 2023, for which we have not included any expected benefits.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (adjusted EBITDA, adjusted diluted EPS and projected adjusted diluted EPS). See the addendum to this release for definitions of our non-GAAP measures and reconciliations of our non-GAAP measures to GAAP measures.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2022, POOLCORP operates 420 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “should,” “will,” “may,” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; our ability to maintain favorable relationships with suppliers and manufacturers; the extent to which home-centric trends will moderate or reverse; competition from other leisure product alternatives or mass merchants; our ability to continue to execute our growth strategies; changes in the regulatory environment; new or additional taxes, duties or tariffs; excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2021 Annual Report on Form 10-K, 2022 Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021 (1)

Net sales	$1,095,920	$1,035,557	$6,179,727	$5,295,584
Cost of sales	780,189	713,181	4,246,315	3,678,492
Gross profit	315,731	322,376	1,933,412	1,617,092
Percent	28.8%	31.1%	31.3%	30.5%

Selling and administrative expenses (2)	208,436	194,485	907,629	784,308
Operating income	107,295	127,891	1,025,783	832,784
Percent	9.8%	12.3%	16.6%	15.7%

Interest and other non-operating expenses, net	15,482	1,777	40,911	8,639
Income before income taxes and equity in earnings	91,813	126,114	984,872	824,145
Provision for income taxes	20,076	18,572	236,763	173,812
Equity in earnings of unconsolidated investments, net	126	67	353	291
Net income	$71,863	$107,609	$748,462	$650,624

Earnings per share attributable to common stockholders: (3)
Basic	$1.84	$2.68	$18.89	$16.21
Diluted	$1.82	$2.65	$18.70	$15.97
Weighted average common shares outstanding:
Basic	38,843	39,877	39,409	39,876
Diluted	39,168	40,418	39,806	40,480

Cash dividends declared per common share	$1.00	$0.80	$3.80	$2.98

(1)    Derived from audited financial statements.
(2)    Selling and administrative expenses include a note receivable recovery, which was $1.1 million for the three months ended December 31, 2021 and $2.5 million for the year ended December 31, 2021.
(3)    Earnings per share under the two-class method is calculated using net income attributable to common stockholders (net income reduced by earnings allocated to participating securities), which was $71.5 million and $106.9 million for the three months ended December 31, 2022 and December 31, 2021, respectively, and $744.3 million and $646.3 million for the years ended December 31, 2022 and December 31, 2021, respectively. Participating securities excluded from weighted average common shares outstanding were 216 thousand and 260 thousand for the three months ended December 31, 2022 and December 31, 2021, respectively, and 221 thousand and 268 thousand for the years ended December 31, 2022 and December 31, 2021, respectively.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,	Change
	2022	2021 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$45,591	$24,321	$21,270	87%
Receivables, net (2)	128,247	155,259	(27,012)	(17)
Receivables pledged under receivables facility	223,201	221,312	1,889	1
Product inventories, net (3)	1,591,060	1,339,100	251,960	19
Prepaid expenses and other current assets	30,892	29,093	1,799	6
Total current assets	2,018,991	1,769,085	249,906	14

Property and equipment, net	193,709	179,008	14,701	8
Goodwill	691,993	688,364	3,629	1
Other intangible assets, net	305,450	312,814	(7,364)	(2)
Equity interest investments	1,248	1,231	17	1
Operating lease assets	269,608	241,662	27,946	12
Other assets	84,438	37,967	46,471	122
Total assets	$3,565,437	$3,230,131	$335,306	10%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$406,667	$398,697	$7,970	2%
Accrued expenses and other current liabilities	168,521	264,877	(96,356)	(36)
Short-term borrowings and current portion of long-term debt	25,042	11,772	13,270	113
Current operating lease liabilities	75,484	69,070	6,414	9
Total current liabilities	675,714	744,416	(68,702)	(9)

Deferred income taxes	58,759	35,840	22,919	64
Long-term debt, net	1,361,761	1,171,578	190,183	16
Other long-term liabilities	35,471	31,545	3,926	12
Non-current operating lease liabilities	198,538	175,359	23,179	13
Total liabilities	2,330,243	2,158,738	171,505	8
Total stockholders’ equity	1,235,194	1,071,393	163,801	15
Total liabilities and stockholders’ equity	$3,565,437	$3,230,131	$335,306	10%

(1)Derived from audited financial statements.
(2)The allowance for doubtful accounts was $9.5 million at December 31, 2022 and $5.9 million at December 31, 2021.
(3)The inventory reserve was $21.2 million at December 31, 2022 and $15.2 million at December 31, 2021.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Year Ended
	December 31,
	2022	2021 (1)	Change
Operating activities
Net income	$748,462	$650,624	$97,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,381	28,287	2,094
Amortization	8,644	1,739	6,905
Share-based compensation	14,879	15,187	(308)
Equity in earnings of unconsolidated investments, net	(353)	(291)	(62)
Net losses on foreign currency transactions	48	325	(277)
Goodwill impairment	605	—	605
Other	24,563	9,962	14,601
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	19,685	(79,940)	99,625
Product inventories	(263,567)	(525,207)	261,640
Prepaid expenses and other assets	(52,815)	(51,199)	(1,616)
Accounts payable	7,597	114,893	(107,296)
Accrued expenses and other liabilities	(53,275)	149,110	(202,385)
Net cash provided by operating activities	484,854	313,490	171,364

Investing activities
Acquisition of businesses, net of cash acquired	(9,264)	(811,956)	802,692
Purchase of property and equipment, net of sale proceeds	(43,619)	(37,658)	(5,961)
Other investments, net	2,013	—	2,013
Net cash used in investing activities	(50,870)	(849,614)	798,744

Financing activities
Proceeds from revolving line of credit	1,917,173	1,438,408	478,765
Payments on revolving line of credit	(1,970,388)	(974,506)	(995,882)
Proceeds from term loan under credit facility	250,000	250,000	—
Proceeds from asset-backed financing	220,000	495,000	(275,000)
Payments on asset-backed financing	(205,500)	(430,000)	224,500
Payments on term facility	(9,250)	(9,250)	—
Proceeds from short-term borrowings and current portion of long-term debt	28,445	9,279	19,166
Payments on short-term borrowings and current portion of long-term debt	(27,675)	(9,377)	(18,298)
Payments of deferred acquisition consideration	(1,374)	(362)	(1,012)
Payments of deferred financing costs	(170)	(2,638)	2,468
Proceeds from stock issued under share-based compensation plans	8,934	17,197	(8,263)
Payments of cash dividends	(150,624)	(119,581)	(31,043)
Purchases of treasury stock	(471,229)	(138,039)	(333,190)
Net cash (used in) provided by financing activities	(411,658)	526,131	(937,789)
Effect of exchange rate changes on cash and cash equivalents	(1,056)	186	(1,242)
Change in cash and cash equivalents	21,270	(9,807)	31,077
Cash and cash equivalents at beginning of period	24,321	34,128	(9,807)
Cash and cash equivalents at end of period	$45,591	$24,321	$21,270

(1)    Derived from audited financial statements.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2022	2021	2022	2021	2022	2021
Net sales	$1,045,186	$1,031,230	$50,734	$4,327	$1,095,920	$1,035,557

Gross profit	292,747	320,785	22,984	1,591	315,731	322,376
Gross margin	28.0%	31.1%	45.3%	36.8%	28.8%	31.1%

Operating expenses	189,616	191,901	18,820	2,584	208,436	194,485
Expenses as a % of net sales	18.1%	18.6%	37.1%	59.7%	19.0%	18.8%

Operating income (loss)	103,131	128,884	4,164	(993)	107,295	127,891
Operating margin	9.9%	12.5%	8.2%	(22.9)%	9.8%	12.3%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2022	2021	2022	2021	2022	2021
Net sales	$5,889,497	$5,281,773	$290,230	$13,811	$6,179,727	$5,295,584

Gross profit	1,804,744	1,613,252	128,668	3,840	1,933,412	1,617,092
Gross margin	30.6%	30.5%	44.3%	27.8%	31.3%	30.5%

Operating expenses	830,525	779,897	77,104	4,411	907,629	784,308
Expenses as a % of net sales	14.1%	14.8%	26.6%	31.9%	14.7%	14.8%

Operating income (loss)	974,219	833,355	51,564	(571)	1,025,783	832,784
Operating margin	16.5%	15.8%	17.8%	(4.1)%	16.6%	15.7%

We have excluded the results of the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Tri-State Pool Distributors	April 2022	1	May - December 2022
Porpoise Pool & Patio, Inc.	December 2021	1	January - December 2022 and December 2021
Wingate Supply, Inc.	December 2021	1	January - December 2022 and December 2021
Vak Pak Builders Supply, Inc.	June 2021	1	January - August 2022 and June - August 2021
Pool Source, LLC	April 2021	1	January - June 2022 and April - June 2021
TWC Distributors, Inc.	December 2020	10	January - February 2022 and January - February 2021

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2022.

December 31, 2021	410
Acquired location	1
New locations	10
Closed location	(1)
December 31, 2022	420

Reconciliation of Non-GAAP Financial Measures

The non-GAAP measures described below should be considered in the context of all of our other disclosures in this press release.

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest and other non-operating expenses, income taxes, depreciation, amortization, share-based compensation, goodwill and other impairments (recoveries) and equity in earnings or loss of unconsolidated investments.  Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of performance as determined by generally accepted accounting principles (GAAP). We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, net cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

We have included Adjusted EBITDA as a supplemental disclosure because management uses it to monitor our performance, we believe that it is widely used by our investors, industry analysts and others as a useful supplemental performance measure. We believe that Adjusted EBITDA, when viewed with our GAAP results and the accompanying reconciliations, provides an additional measure that enables management and investors to monitor factors and trends affecting our ability to service debt, pay taxes and fund capital expenditures.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2022	2021

Net income	$748,462	$650,624
Add:
Interest and other non-operating expenses (1)	40,863	8,314
Provision for income taxes	236,763	173,812
Share-based compensation	14,879	15,187
Goodwill impairment	605	—
Equity in earnings of unconsolidated investments, net	(353)	(291)
Note receivable recovery	—	(2,500)
Depreciation	30,381	28,287
Amortization (2)	7,826	1,325
Adjusted EBITDA	$1,079,426	$874,758
(1)Shown net of losses on foreign currency transactions of $48 for 2022 and $325 for 2021.
(2)Excludes amortization of deferred financing costs of $818 for 2022 and $414 for 2021, which is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Adjusted Diluted EPS

We have included adjusted diluted EPS, a non-GAAP financial measure, in this press release as a supplemental disclosure, because we believe this measure is useful to management, investors and others in assessing our year-over-year operating performance.

Adjusted diluted EPS is a key measure used by management to demonstrate the impact of tax benefits from ASU 2016-09 on our diluted EPS and to provide investors and others with additional information about our potential future operating performance to supplement GAAP measures.

We believe this measure should be considered in addition to, not as a substitute for, diluted EPS presented in accordance with GAAP, and in the context of our other disclosures in this press release. Other companies may calculate this non-GAAP financial measure differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of diluted EPS to adjusted diluted EPS.

	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2022	2021	2022	2021
Diluted EPS	$1.82	$2.65	$18.70	$15.97
Less: ASU 2016-09 tax benefit	0.03	0.35	0.27	0.74
Adjusted diluted EPS	$1.79	$2.30	$18.43	$15.23

Adjusted 2023 Diluted EPS Guidance

Please see page 3 for a reconciliation of projected 2023 diluted EPS to adjusted projected 2023 diluted EPS. We have included adjusted projected 2023 diluted EPS, which is a non-GAAP financial measure, in this press release as a supplemental disclosure to demonstrate the impact of projected tax benefits from ASU 2016-09 on our projected 2023 diluted EPS and to provide investors and others with additional information about our potential future operating performance. We believe adjusted projected 2023 diluted EPS should be considered in addition to, not as a substitute for, projected 2023 diluted EPS presented in accordance with GAAP and in the context of our other forward-looking and cautionary statements in this press release.